Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Northern Tier Energy LLC of our report dated April 18, 2011, except for the revision to the purchase price allocation discussed in Note to the consolidated financial statements, as to which the date is December 12, 2011, relating to the consolidated financial statements of Northern Tier Energy LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

December 12, 2011